Exhibit 99.1

UMB Bank News Release

1010 Grand Boulevard

Kansas City, MO 64106

For more information please contact:

Stephanie Hague, 816.729.1027

stephanie.hague@umb.com

JIM RINE PROMOTED TO PRESIDENT OF UMB FINANCIAL CORP.

Expanded Role to President of UMB Financial Corporation and President and CEO of UMB Bank

KANSAS CITY, Mo. (Feb. 5, 2024) –UMB Financial Corporation (Corp.) is pleased to announce Jim Rine has been promoted to president of UMB Financial Corp., in addition to his current role as president and chief executive officer of UMB Bank.

Since being named president and CEO of UMB Bank in 2018, Rine has expertly managed the bank’s revenue generation and operations, including oversight of commercial and personal banking, institutional services, wealth management, information and technology, and credit administration.

This promotion reflects the ongoing expansion of Rine’s work and influence assumed during the past several years, including his increased involvement in investor relations, UMB Financial board interactions and more. Expanding his title reflects the critical role he also serves in the day-to-day operations of the UMB holding company.

“During his nearly three decades at UMB, he has helped our company grow, steered us through challenging times, and been a mentor and coach to many, including several of our senior leaders,” said Mariner Kemper, Chairman and CEO of UMB Financial Corp. “Jim is a dynamic leader who clearly models and demonstrates UMB values. He sets the bar high for all around him, effectively propelling positive outcomes and success. I have been fortunate to work beside him for many years and look forward to continuing to do so in this capacity.”

Rine began his career at UMB as a credit analyst in 1994 and will celebrate his 30-year anniversary with UMB in April.

Rine graduated from Missouri State University with a bachelor’s degree in finance. He actively contributes to the Kansas City community as a director on multiple boards, as well as an advisory director for UMB Financial Corporation.

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a financial services company headquartered in Kansas City, Missouri. UMB offers commercial banking, which includes comprehensive deposit, lending and investment services, personal banking, which includes wealth management and financial planning services, and institutional banking, which includes asset servicing, corporate trust solutions, investment banking, and healthcare services. UMB operates branches throughout Missouri, Illinois,

Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas. As the company’s reach continues to grow, it also serves business clients nationwide and institutional clients in several countries. For more information, visit UMB.com, UMB Blog, UMB Facebook and UMB LinkedIn.

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